EXHIBIT 99.1

TOR Minerals Announces Hiring of Chief Financial Officer

CORPUS CHRISTI, Texas, December 15, 2006 TOR Minerals International (Nasdaq:TORM), producer of synthetic titanium dioxide pigments, specialty aluminas, and other high performance mineral fillers, today announced that Steven H. Parker  has been named Chief Financial Officer.  The appointment is effective January 1, 2007.

Mr. Parker is presently a Group Finance Director at Smith & Nephew Co, a global manufacturer of medical devices, where he is responsible for accounting and treasury operations.  He joined Smith & Nephew in 1997 as Director of Finance – International.  Prior to that, Mr. Parker held a variety of increasingly responsible senior financial management and operations positions in manufacturing companies.  Mr. Parker holds a M.B.A. from the University of Memphis, is a Certified Public Accountant and member of the American Institute of CPAs.

“Steve brings an impressive combination of financial management and controls expertise to TOR Minerals,” said Dr. Olaf Karasch, chief executive officer of TOR Minerals. “As TOR resumes its growth trajectory, Steve will be a significant contributor to TOR's long-term success."

"I am excited to join TOR Minerals at this dynamic point in the company's history," said Mr. Parker.  "Working with Dr. Karasch and the rest of TOR's management team, I look forward to helping TOR successfully manage the growth opportunities that lie ahead."

About TOR Minerals

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC